Exhibit 10.4

BANKFINANCIAL, NATIONAL ASSOCIATION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of May 3, 2022 (the “Effective Date”), by and between BankFinancial, National Association (the “Bank”), a national banking association having its principal office at 21110 South Western Avenue, Olympia Fields, Illinois, and Paul A. Cloutier (“Executive”).

WHEREAS, the Bank and the Executive have previously entered into an Employment Agreement dated May 6, 2008, as amended (the “Initial Agreement”);

WHEREAS, the Bank considers the continued availability of Executive’s services to be important to the successful management and conduct of the Bank’s business, and wishes to assure the continued availability of Executive’s full-time services to the Bank as provided in this Agreement; and

WHEREAS, Executive is willing to continue to serve in the employ of the Bank on a full-time basis on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

(a)    Position. During the period of employment established by Section 2(a) of this Agreement (the “Employment Period”), Executive agrees to serve, if appointed to serve, as the Chief Financial Officer and the Executive Vice President of the Finance Division of the Bank.

(b)     Duties and Responsibilities. Executive shall have and exercise the duties, responsibilities, privileges, powers and authority commensurate with such position as the Bank has assigned and may hereafter assign to Executive.

(c)    Faithful Performance. Except for periods of paid time off taken in accordance with Section 3(f) hereof or following a Short-Term Disability Determination or a Long-Term Disability Determination made in accordance with Section 4(b) hereof, or for services performed for the Bank’s Subsidiaries (as defined below), Executive shall devote substantially all of his business time, attention, skill and efforts during the Employment Period to the faithful performance of his duties hereunder, and shall not engage in any business or activity that interferes with the performance of such duties or conflicts with the business, affairs or interests of the Bank or any Subsidiary; provided that, notwithstanding the foregoing, Executive may:

(1)    perform his obligations under any employment agreement hereafter entered into between BankFinancial Corporation (the “Company”) and Executive (the “Company Agreement”);

(2)    hold directorships, offices or other positions in one or more other organizations to the extent permitted by the Bank’s Professional Responsibility Policy, as amended from time to time, or as otherwise approved by the Bank; and

(3)    engage in sports officiating or the occasional practice of public accounting provided that the same does not interfere with Executive’s obligation to devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement.

(d)    Performance Standards. During the Employment Period, Executive shall perform his duties in accordance with the policies and procedures of the Bank, as amended from time to time, such reasonable performance standards as the Bank has established or may hereafter establish in the exercise of good faith business judgment, including those set forth in the Bank’s Personnel Manual, as amended from time to time, and such Business Plans as the Bank has established or may hereafter establish.

2.	TERM OF EMPLOYMENT.

(a)    Term. The Employment Period shall commence as of the Effective Date and shall thereafter continue for a period of thirty-six (36) months (the "Term") unless extended as provided herein. Unless the Agreement is terminated by the Executive in accordance with Section 5 of this Agreement, by reason of the Executive’s death, or by the Bank in accordance with the provisions of Section 4 of this Agreement, the Term will extend automatically for an additional twelve (12) months on each anniversary of the Effective Date ("the Renewal Date"), so that the Term will be thirty-six (36) months. All references herein to the Employment Period shall mean, for all purposes of this Agreement, Executive’s Employment Period as initially established by, and as may subsequently be extended pursuant to, this Section 2(a).

(b)    Annual Review. Unless terminated by the Executive in accordance with Section 5 of this Agreement, by reason of the Executive’s death, or by the Bank in accordance with the provisions of Section 4 of this Agreement, the Board or the Board’s Human Resources Committee (the “Human Resources Committee”) shall review this Agreement annually prior to each Renewal Date. A decision by or the failure of the Board or the Human Resources Committee to increase Executive’s Base Salary shall not constitute a breach of this Agreement or a “Good Reason” under Section 5(b) hereof. All decisions and actions of the Human Resources Committee pursuant to this Section 2(b) shall be subject to ratification by the Board only to the extent, if any, that ratification may be required by applicable laws and regulations.

3.	COMPENSATION AND OTHER BENEFITS.

(a)    Base Salary. During the Employment Period, the Bank shall pay Executive the annual base salary that is reflected in the payroll records of the Bank on the Effective Date (“Base Salary”), subject to any discretionary increases that the Bank may hereafter elect to make pursuant to this Section 3(a). Any portion of annual Base Salary that Executive elects to defer under any deferred compensation arrangement that is now or hereafter maintained by the Bank shall be considered part of Base Salary for the purposes of this Agreement. Executive’s Base Salary shall be payable in accordance with the regular payroll practices of the Bank. The Bank may increase Executive’s Base Salary at any time, but shall not reduce Executive’s Base Salary during the Employment Period without the Executive’s express prior written consent. All references herein to Base Salary shall mean, for all purposes of this Agreement, Executive’s Base Salary as initially established in, and as may subsequently be increased pursuant to, this Section 3(a).

(b)    Bonuses: Incentive Compensation. In addition to Executive’s Base Salary, Executive shall be entitled to any cash incentive compensation and bonuses to the extent earned pursuant to any plan or arrangement of the Bank in which Executive is eligible to participate during the Employment Period, or to such other extent as the Bank may award to Executive.

(c)    Other Compensation. The Bank may provide such additional compensation to Executive in such form and in such amounts as may be approved by the Bank from time to time, if any.

(d)    Special Allowances. The Bank shall provide Executive with either the use of an automobile or an automobile allowance and either the use of a cellular telephone or a cellular telephone allowance during the Employment Period in accordance with the standard policies and practices of the Bank and consistent with that provided to Executive as of the Effective Date; provided that the allowance for a given year will be paid as soon as administratively practicable and must be paid to the Executive not later than 2.5 months after the end of such year.

(e)     Reimbursement of Expenses. The Bank shall pay or reimburse Executive in accordance with the standard policies and practices of the Bank for all reasonable expenses incurred by Executive during the Employment Period in connection with his employment hereunder or the business of the Bank; provided that such payment or reimbursement will be paid as soon as administratively practicable and must occur not later than 2.5 months after the end of the year in which such expense was incurred.

(f)    Paid Time Off. Executive shall be entitled to receive not less than 176 hours of paid time off (“PTO”) per calendar year during the Employment Period in accordance with the PTO policies of the Bank as then applicable to senior executive officers of the Bank. Executive shall also be entitled to take time off during all legal holidays approved by the Bank for Bank employees generally. Executive shall receive his Base Salary and the other amounts and benefits provided for in Section 3 hereof during all PTO periods and legal holidays. Except as permitted by the PTO policies of the Bank, Executive shall not be entitled to receive any additional compensation for his failure to take PTO or accumulate unused PTO from one year to the next.

(g)    Other Benefits. The Bank shall provide Executive with all other benefits that are now or hereafter provided uniformly to non-probationary full-time employees of the Bank during the Employment Period, including, without limitation, benefits under any group life, medical, dental and vision insurance plans (collectively, the “Core Plans”) that are now or hereafter maintained by the Bank, any post-retirement life insurance plan, any Section 125 Cafeteria Plan, and any 401(k) plan (the “401(k) Plan”) that is now or hereafter sponsored by the Bank, in each case subject to the plan requirements and limitations, and the Bank’s policies concerning employee payments and contributions under such plans. The Bank shall not make any changes to any Core Plan that would materially and adversely affect Executive’s rights or benefits under such plan unless such changes are made applicable to all non-probationary full-time employees of the Bank on a non-discriminatory basis. Nothing paid to Executive under any Core Plan or any 401(k) Plan shall be deemed to be in lieu of any other compensation that Executive is entitled to receive under this Agreement.

(h)    Executive Disability Insurance. The Bank will make available to the Executive short-term and long-term disability insurance policies (each, an “Executive Disability Policy”).

(1)         Short-Term Disability Insurance. The Bank will make available to the Executive a short-term disability policy which provides the Executive with short-term disability insurance payments in an amount up to sixty percent (60%) of the Executive’s Base Salary for the lesser of ninety (90) days or the time required to become eligible for disability payments pursuant to an Executive Long-Term Disability Policy (the “Executive Short-Term Disability Policy”).

(2)         Long-Term Disability Insurance. The Bank will make available to the Executive a long-term disability policy which provides the Executive with long-term disability payments in an amount up to sixty percent (60%) of Executive’s Base Salary for the period of time set forth in the policy (the “Executive Long-Term Disability Policy”).

(3)         Reimbursement of Premiums; Duty to Cooperate. The Executive shall be responsible for the payment of all premiums on any Executive Disability Policy covering the Executive; provided, however, that the Bank shall provide Executive with an allowance, paid in accordance with the standard policies and practices of the Bank, in an amount sufficient, on an after-tax basis, to equal the premiums paid by Executive for all Executive Disability Policies providing coverage for the Executive during a calendar year. The Executive shall timely file all claims and take all other actions to obtain any benefits available to the Executive under any Executive Disability Policy and shall cooperate with the Company in all respects as necessary or appropriate to enable the Company to procure and maintain any Executive Disability Policy.

(4)         Disability Insurance Adjustment. If Executive receives disability benefits under an Executive Disability Policy, or receives federal Social Security disability benefits (collectively, “Disability Payments”), the Bank’s obligation to pay Executive his Base Salary shall be reduced, as of the date the Disability Payments are first received by Executive, to an amount equal to, on an after-tax basis, the difference between Executive’s Base Salary and the Disability Payments that Executive received during each applicable payroll period. Executive shall make reasonable good faith efforts to notify the Bank of the receipt of Disability Payments.

(i)         Club Dues. In addition to any other compensation provided for under this Agreement, the Bank shall pay Executive an amount sufficient, on an after-tax basis, to maintain his membership at the Edgewood Valley Country Club, during the Employment Period; provided that any amount payable under this Section 3(i) must be made to Executive not later than 2.5 months after the end of the year in which such dues are paid.

(j)         Limit on Perquisites. Notwithstanding the foregoing or anything to the contrary in this Agreement: (1) the amounts payable to Executive pursuant to Section 3(d) and Section 3(i) of this Agreement in a given year shall not in the aggregate exceed ten percent (10%) of the cash compensation (defined as payments under Sections 3(a), 3(b) and 3(c)) and (2) the amounts payable to Executive pursuant to Section 3(i) of this Agreement in a given year shall not exceed $9,600. To the extent necessary, the amount payable under Section 3(i) shall be reduced by the amount necessary to comply with this Section 3(j).

4.	TERMINATION BY THE BANK.

(a)    Termination For Cause. The Bank may terminate Executive’s employment with the Bank “For Cause” at any time during the Employment Period, subject to the requirements set forth in this Section 4(a) and in Section 7 of this Agreement. A termination “For Cause” shall mean the Bank’s termination of Executive’s full-time employment hereunder because of:

(1)    Executive’s willful misconduct or gross negligence involving a violation of a federal, state or local law, regulation or rule, that either causes or contributes to a material financial loss to the Bank, or a Subsidiary;

(2)    the Executive’s arrest or indictment by a federal or state jurisdiction involving a misdemeanor or felony (other than minor traffic violations or similar offenses) which in the sole judgment of the Bank’s Board of Directors, has or could reasonably be expected to have a material adverse effect on the Bank (including, but not limited to, injury to the Bank’s reputation with its customers or any federal banking regulatory authority with jurisdiction over the Bank);

(3)    the Executive’s violation of any policy or procedure of the Bank due to the Executive’s personal dishonesty;

(4)    Executive’s breach of his fiduciary duty to the Bank or a Subsidiary;

(5)    the issuance of a cease and desist, removal, prohibition order or a civil monetary penalty in excess of $25,000 against the Executive, or against the Bank or a Subsidiary, due to the Executive’s willful acts or omissions;

(6)    a repeated and material failure to achieve minimum objectives under a Business Plan established in accordance with Section 1(d) of this Agreement;

(7)    a repeated and material failure of Executive to meet reasonable performance standards established in accordance with Section 1(d) of this Agreement; or

(8)    the Executive’s material breach of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated For Cause unless and until: (i) there shall have been delivered to Executive a written notice of the Bank’s intention to terminate Executive’s employment For Cause, specifying the alleged grounds for such termination; (ii) if the alleged grounds for such termination are a material breach of this Agreement, a repeated and material failure to achieve minimum objectives under a Business Plan established in accordance with Section 1(d) of this Agreement, or a repeated and material failure of Executive to meet reasonable performance standards established in accordance with Section 1(d) of this Agreement, providing Executive with a reasonable opportunity to cure, if curable, any conduct or acts alleged to be such; (iii) following delivery of such written notice, Executive (together with any counsel selected by him) shall have been given a reasonable opportunity to present to the Board at a meeting called and held for or including that purpose Executive’s position regarding any dispute that exists regarding the alleged grounds for termination For Cause; and (iv) the Bank shall provide a Determination of Cause, finding in good faith and on the basis of reasonable evidence that Executive was guilty of conduct justifying a termination For Cause. The Notice of Termination (as defined in Section 7 below) issued in connection with the termination of Executive’s employment For Cause shall be accompanied by a copy of such Determination of Cause. Should a dispute arise concerning the Executive’s termination For Cause, any review of the For Cause termination in any judicial or arbitration proceeding will be limited to a determination of whether the Bank acted in good faith and on the basis of reasonable evidence. The Bank shall also be deemed to have terminated Executive’s employment with the Bank For Cause if Executive’s employment with Company is terminated For Cause during the Employment Period in accordance with the requirements set forth in the Company Agreement.

(b)    Termination for Disability. Upon a Short-Term Disability Determination or a Long-Term Disability Determination (as defined below), the Bank, in its sole discretion, may take the actions described below with respect to the Executive’s employment:

(1)    The term “Short-Term Disability Determination” shall mean that (i) the Executive has received or is eligible to receive payments under an Executive Short-Term Disability Policy or (ii) in the sole judgment of the Bank, the Executive has been unable to meet the performance standards for his duties and responsibilities on a full-time basis at the Executive’s principal business location for an aggregate of not less than thirty (30) days within any calendar quarter (excluding any leave of absence approved by the Bank in its sole discretion and not required by law) due to a physical or mental impairment.

Following a Short-Term Disability Determination, the Bank may appoint one or more other persons to serve as Acting Chief Financial Officer & Executive Vice President of the Finance Division of the Bank to fulfill, on a temporary basis, the duties and responsibilities of Executive. Any such temporary appointment shall be without prejudice to the Bank’s right to thereafter terminate Executive’s employment based on a Long-Term Disability Determination made pursuant to this Section 4 or as otherwise provided herein.

(2)    The term “Long-Term Disability Determination” shall mean that (i) the Executive has received or is eligible to receive payments under an Executive Long-Term Disability Policy or (ii) in the sole judgment of the Bank, the Executive has been unable to meet the performance standards for his duties and responsibilities on a full-time basis at the Executive’s principal business location for an aggregate of not less than ninety (90) days within any consecutive one hundred fifty (150) day period (excluding any leave of absence approved by the Bank in its sole discretion and not required by law) due to a physical or mental impairment. Following a Long-Term Disability Determination, the Bank may terminate Executive’s employment with the Bank at any time from and after the date of such Long-Term Disability Determination.

(3)    Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et. seq.

(c)    Termination Without Cause. The Board, in its discretion, may terminate Executive’s employment with the Bank “Without Cause” at any time, subject to the notification requirements set forth in Section 7 hereof. A termination “Without Cause” shall mean:

(1) the Board’s termination of Executive’s employment for any reason other than a termination For Cause, a termination based on a Disability Determination or a termination by reason of the Executive’s death; or

(2) any of the following acts, omissions or events (each, an "Adverse Constructive Termination"), but only if taken or occurring during the Employment Period without Executive’s prior written express consent: (i) a decision by the Board, including a failure to elect or re-elect, or to appoint or re-appoint, the Executive to the offices of Executive Vice President and Chief Financial Officer of the Bank or (ii) except following a Disability Determination pursuant to Section 4(b) or following the issuance of an order pursuant to Section 13(c), any action by the Board to remove the Executive from, or to elect, appoint or assign any other individual to, the offices of Executive Vice President and Chief Financial Officer of the Bank or any other position or office to which the Board elected, appointed or assigned the Executive; provided, however, that any action, omission or event set forth in this Section 4(c)(2) which occurs after the issuance by the Board of a Notice of Termination pursuant to Section 4(a) shall not be deemed a termination Without Cause. The Board shall also be deemed to have terminated Executive’s employment with the Bank Without Cause if there is a termination "Without Cause" during the Employment Period pursuant to the Company Agreement.

5.	TERMINATION BY EXECUTIVE OR BY REASON OF DEATH.

(a)    Termination By Resignation. Executive may, in his discretion, terminate his employment with the Bank “By Resignation” at any time during the Employment Period, subject to the notification requirements set forth in Section 7 hereof. A termination “By Resignation” shall mean Executive’s termination of his employment for any reason other than a “Good Reason” as such term is defined in Section 5(b) hereof. Executive shall also be deemed to have resigned his employment with the Bank, and to have terminated his employment with the Bank By Resignation, if Executive’s employment with Company is terminated during the Employment Period By Resignation in accordance with the requirements set forth in the Company Agreement.

(b)    Termination For Good Reason. Executive may terminate Executive’s employment with the Bank for “Good Reason,” subject to the requirements set forth in this Section 5(b) and the notification requirements set forth in Section 7 hereof. A termination for “Good Reason” shall mean Executive’s resignation from the Bank’s employ during the Employment Period based upon any of the following acts, omissions or event, but only if taken or occurring during the Employment Period without Executive’s prior written express consent:

(1)    the Board’s relocation of Executive’s principal place of employment to a place that is more than fifteen (15) miles from the city limits of Burr Ridge, IL;

(2)    a reduction in the Executive’s Base Salary, or a material reduction in the benefits that Executive is entitled to receive under Section 3(d) through Section 3(j) of this Agreement;

(3)    a material uncured breach of this Agreement by the Bank;

(4)    a material diminution in Executive’s duties and responsibilities following the consummation of a “change of control” as defined pursuant to the laws and regulations of the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board or by Section 409A of the Internal Revenue Code, as applicable. For the avoidance of doubt, the Executive shall not have the right to elect to terminate his employment for Good Reason solely due to a change in control of the Bank or Company absent a qualifying act, omission or event pursuant to this Section 5(b).

(5)    Executive’s termination of his employment with Company for “Good Reason” as defined in the Company Agreement;

Executive shall have the right to elect to terminate his employment for Good Reason only by giving the Chief Executive Officer and the Executive Vice President of the Human Resources Division a Notice of Termination (as defined below) within sixty (60) days after the act, omission or event giving rise to said right to elect. Notwithstanding the foregoing, Executive shall not have a right to elect to terminate his employment if: (i) the Bank fully rescinds or cures, within ten (10) days after its receipt of Executive’s Notice of Termination, the act, omission or event giving rise to Executive’s right to elect to terminate his employment for Good Reason or (ii) the Bank appoints an Acting Chief Financial Officer following a Short-Term Disability Determination pursuant to Section 4(b) of this Agreement. Executive shall also be deemed to have terminated his employment with Company for Good Reason if Executive’s employment with the Bank is terminated during the Employment Period for Good Reason in accordance with the requirements set forth in this Agreement.

(c)    Termination Upon Death. Executive’s employment with the Bank shall terminate immediately upon Executive’s death, without regard to the notification requirements set forth in Section 7 hereof.

6.	FINANCIAL CONSEQUENCES OF TERMINATION.

(a)    Termination For Cause. In the event that Executive’s employment is terminated For Cause during the Employment Period, the Bank shall pay Executive the unpaid balance of Executive’s Base Salary through the effective date of the termination of Executive’s employment (“Earned Salary”), but Executive shall receive no bonus or incentive compensation for the current year (all such amounts shall remain unearned and unvested), and shall receive no compensation or other benefits (including the compensation and benefits set forth in Section 3(a) through Section 3(j) and Section 6 hereof) for any period after the effective date of the termination of Executive’s employment; provided, however, that any rights of Executive under any applicable state and federal laws, including ERISA and COBRA, and any rights of Executive that have vested, whether by application of any state or federal law, the provisions of any contract, employee benefits plan or otherwise, shall not be terminated or prejudiced by a termination For Cause.

Upon Executive’s death, any payments due under this Section 6(a) shall be paid, as applicable, to Executive’s estate, trust or as otherwise required by law.

(b)    Termination for Disability. In the event that Executive’s employment is terminated during the Employment Period based on a Disability Determination, the Bank and any successor to the Company and/or the Bank shall:

(1)    pay Executive his Earned Salary (as defined above);

(2)    pay Executive an amount equal to the annual average of any cash incentive compensation and bonus that Executive received during the immediately preceding two (2) fiscal years, prorated based on the number of days during such year that elapsed prior to the effective date of the termination of Executive’s employment (“Prorated Incentive Compensation”);

(3)    make, for the benefit of Executive, the matching 401(k) plan contribution that Executive is entitled to receive for the current year, prorated based on the number of days during such year that elapsed prior to the effective date of the termination of Executive’s employment (“Accrued Plan Contribution”);

(4)    subject to the disability insurance adjustment set forth in Section 3(h)(4) of this Agreement, pay Executive the Base Salary that Executive would have been paid pursuant to Section 3(a) hereof from the effective date of termination through the date the Employment Period would have expired if Executive’s employment had not been sooner terminated based on a Disability Determination;

(5)    provide Executive (and upon his death his surviving spouse and minor children, if any) with the same coverage under the Core Plans that Executive (and his surviving spouse and minor children, if any) would have been provided pursuant to Section 3(g) hereof from the effective date of termination through the date the Employment Period would have expired if Executive’s employment had not been sooner terminated based on a Disability Determination (subject to payment of the costs and contributions that such plans provide are the responsibility of the insured employee); and

(6)    provide Executive (and his surviving spouse and minor children, if any) with the health insurance continuation benefits set forth in Section 6(g), beginning on the date of the expiration of the health insurance coverage provided under the Core Plans pursuant to Section 6(b)(5), subject to the payment of the costs that are the responsibility of the Executive pursuant to the applicable health insurance plan or this Agreement).

Amounts payable under Section 6(b)(2), Section 6(b)(4) and Section 6(b)(6) of this Agreement shall be paid as provided in Section 6(i) and as may be required to be deferred pursuant to Section 24.

(c)    Termination Without Cause. In the event that Executive’s employment is terminated Without Cause during the Employment Period, the Bank and any successor to the Company and/or the Bank shall:

(1)    pay Executive his Earned Salary (as defined above);

(2)    pay Executive his Prorated Incentive Compensation (as defined above);

(3)    make, for the benefit of Executive, the Accrued Plan Contribution (as defined above);

(4)    pay Executive an amount equal to three (3) times Executive’s Average Annual Compensation (defined below);

(5)    provide Executive (and upon his death his surviving spouse and minor children, if any) with coverage under the Core Plans for a period of 36 months from the effective date of the termination of Executive’s employment (subject to payment of the costs and contributions that such plans provide are the responsibility of the insured employee); and

(6)    provide Executive (and his spouse and minor children, if any) with the health insurance continuation benefits set forth in Section 6(i) beginning on the expiration date of the health insurance coverage provided under the Core Plans pursuant to Section 6(c)(5), subject to the payment of the costs that are the responsibility of the Executive pursuant to the applicable health insurance plan or this Agreement.

The term “Average Annual Compensation,” as used in this Section 6(c), shall mean the average of Executive’s annual Compensation based on the most recent three (3) taxable years, or if Executive was employed by the Bank for less than three (3) full taxable years, based on such lesser number of taxable years or portions thereof as Executive was employed by the Bank. The term “Compensation” shall mean, for the purposes of the foregoing definition as it relates to any tax year, all Base Salary paid pursuant to Section 3(a), cash incentive compensation or bonuses paid pursuant to Section 3(b) and any other compensation paid pursuant to Section 3(c).

Amounts payable under Section 6(c)(2), Section 6(c)(4) and Section 6(c)(6) of this Agreement shall be paid as provided in Section 6(i) and as may be required to be deferred pursuant to Section 24.

(d)    Termination By Resignation. In the event that Executive’s full-time employment is terminated By Resignation during the Employment Period, the Bank shall pay Executive his Earned Salary (as defined above), but Executive shall receive no compensation or other benefits (including the compensation and benefits set forth in Section 3(a) through Section 3(j) hereof) for any period after the effective date of the termination of Executive’s employment; provided, however, that any rights of Executive under any applicable state and federal laws, including ERISA and COBRA, and any rights of Executive that have vested, whether by application of any applicable state or federal law, the provisions of any contract, employee benefits plan or otherwise, shall not be terminated or prejudiced by a termination By Resignation.

(e)    Termination for Good Reason. In the event that Executive’s employment is terminated by Executive for Good Reason during the Employment Period, the Bank and any successor to the Company and/or the Bank shall:

(1)    pay Executive the same amounts that Executive would have been paid pursuant to Section 6(c)(1), Section 6(c)(2) and Section 6(c)(4) of this Agreement;

(2)    make, for the benefit of Executive, the same Accrued Plan Contribution (defined above) that the Bank would have made pursuant to Section 6(c)(3) of this Agreement; and

(3)         provide Executive (and upon his death his surviving spouse and minor children, if any) with the same coverages under the Core Plans coverage that Executive (and his spouse and minor children, if any) would have been provided pursuant to Section 6(c)(5) (subject to the payment of the costs and contributions that such plans provide are the responsibility of the insured employee) and the same health insurance continuation benefits that Executive (and his spouse and minor children, if any) would have been provided pursuant Section 6(c)(6) (subject to the payment of the costs that are the responsibility of the Executive pursuant to the applicable health insurance plan or this Agreement) if Executive’s employment had been terminated by the Bank Without Cause on the effective date of the termination of Executive’s employment.

Amounts payable under this Section 6(e) shall be paid as provided in Section 6(i) and as may be required to be deferred pursuant to Section 24.

(f)    Termination Upon Death. In the event Executive’s employment with the Bank is terminated during the Employment Period by reason of Executive’s death, the Bank and any successor to the Company and/or the Bank shall:

(1)     pay Executive’s estate or trust, as applicable, the same amounts Executive would have been paid pursuant to Section 6(b)(1), Section 6(b(2) and Section 6(b)(4);

(2)    make, for the benefit of Executive, the same Accrued Plan Contribution the Bank would have made pursuant to Section 6(b)(3); and

(3)    provide his surviving spouse and minor children, if any, with the same coverages under the Core Plans that they would have been provided pursuant to Section 6(b)(5) (subject to the payment of the costs and contributions that such plans provide are the responsibility of the insured employee) and the same health insurance continuation coverages they would have been provided pursuant to Section 6(b)(6) (and his spouse and minor children, if any) would have been provided pursuant Section 6(c)(6) (subject to the payment of the costs that are the responsibility of the Executive pursuant to the applicable health insurance plan or this Agreement) if Executive’s employment had been terminated by the Bank based on a Disability Determination on the date of Executive’s death.

Amounts payable under this Section 6(f) shall be paid as provided in Section 6(i).

(g)    Post-Employment Health Insurance. In the event of Executive’s termination of employment pursuant to Section 4(b), Section 4(c), Section 5(b) or Section 5(c), beginning on the expiration date of any health insurance coverage under the Core Plans provided pursuant to Section 6 hereof and continuing through the earlier of the date on which Executive becomes eligible for comparable coverage under another group health insurance plan with no pre-existing condition limitation or exclusion or the date on which Executive becomes entitled to benefits under Medicare (and the date on which the Executive’s spouse becomes entitled to benefits under Medicare with respect to the right to continued coverage for such spouse):

(1)         Continued Group Health Insurance Coverage. Executive (and any qualified dependents, including Executive’s spouse) shall be entitled to group health insurance coverage. Such coverage shall be provided under the health insurance plan in which the “named executive officers” (as defined in 17 C.F.R. 229.402(a)(3), as amended) of Company and the Bank (including the named executive officers of any successor to the Company and/or the Bank) participate (as such plan is then in effect and as it may be modified, replaced or substituted at any time and from time to time during the period of coverage contemplated in this Section 6(g)), to the same extent as Executive was participating in such health insurance plan immediately prior to termination, at the Executive’s cost, which cost shall be equal to the amount paid by the Executive for health insurance coverage immediately prior to the Executive’s termination.

(2)         Replacement Health Insurance Coverage. If such health insurance plan set forth in Section 6(g)(1) above refuses to insure Executive or allow Executive to be a participant in the health insurance plan for any reason, the Bank and any successor to the Company and/or the Bank shall have the affirmative obligation to promptly arrange and provide (without any gap in coverage) equivalent replacement health insurance coverage for Executive and his dependents (including his spouse) through a different reputable and financially sound insurance company acceptable to Executive. In such event, Executive shall pay or contribute to the premiums for such replacement health insurance coverage in an amount equal to the amount paid by the Executive for health insurance coverage immediately prior to the Executive’s termination. Executive shall promptly notify the Bank if Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to full benefits under Medicare.

(3)         Contingent Health Insurance Stipend. If Executive declines the replacement health insurance coverage arranged provided pursuant to Section 6(g)(2) above, the Bank and any successor to the Company and/or the Bank has the affirmative obligation to pay Executive a Contingent Health Insurance Stipend. The amount of the Contingent Health Insurance Stipend shall be (i) the amount of the bi-weekly employer contribution (if any) that the Bank was making toward the premium for any group insurance coverage (if any) that was in effect for Executive and Executive’s eligible family members under the Bank’s group insurance plan on the last day of Executive’s employment, multiplied by (ii) the number of bi-weekly periods until the Executive is eligible for Medicare. The Contingent Health Insurance Stipend shall be paid in a lump sum no later than the date on which the final payment of Executive’s Earned Salary is required to be paid.

Nothing contained in this section is intended to limit or otherwise modify benefits that the Executive may otherwise be entitled to under this Agreement with respect to the Core Plans.

(h)         Rights Not Prejudiced. The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than For Cause, shall not prejudice any right of Executive to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after a termination For Cause as provided in Section 6(a) hereof.

(i)         General Release and Time of Payment. In consideration of the Bank’s agreements with respect to the monetary payments and other benefits provided for in Section 6 of this Agreement (which payments and benefits exceed the nature and scope of that to which Executive would have been legally entitled to receive absent this Agreement), and as a condition precedent to Executive’s receipt of such payments and other benefits, Executive (or in the event of Executive’s death, Executive’s executor, trustee, administrator or personal representative, as applicable), shall, execute and deliver to the Bank a general release in favor of the Bank and its Subsidiaries (as defined below) not earlier than twenty-one (21) and not later than twenty-five (25) days after Executive’s termination of employment, releasing all claims, demands, causes of actions and liabilities arising out of this Agreement, Executive’s employment or the termination thereof, including, but not limited to, claims, demands, causes of action and liabilities for wages, back pay, front pay, attorney’s fees, other sums of money, insurance, benefits, or contracts; and all claims, demands, causes of actions and liabilities arising out of or under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof, whether now existed or hereinafter enacted or adopted, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and subject to the applicable waiting or rescission periods thereunder, the Bank shall pay the amounts due under the applicable Section 6(b), Section 6(c), Section 6(e) or Section 6(f) in one (1) lump sum on the sixtieth (60th) day following the date of Executive’s termination of employment. Notwithstanding the foregoing or anything to the contrary herein, the general release shall not release, and shall expressly reserve, any unperformed obligations of the Bank under this Agreement, or of Company under the Company Agreement, to Executive.

7.	NOTICE OF TERMINATION.

Any termination or purported termination by the Bank or Executive of Executive’s employment with the Bank shall be communicated by a Notice of Termination to the other party. A “Notice of Termination” shall mean a written notice that shall set forth the effective date of the termination of Executive’s employment, identify the specific termination provision(s) in this Agreement relied upon, and set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under the provision so identified. The party issuing the Notice of Termination shall cause it to be delivered to the other party either in person, by United States mail or via a reputable commercial delivery service (a) not less than thirty (30) days prior to the effective date of termination in the case of a termination Without Cause or By Resignation or based on a Disability Determination; (b) not less than thirty (30) days prior to the effective date of termination and as otherwise provided in Section 4(a) hereof in the case of a termination For Cause; and (c) as provided in Section 5(b) hereof in the case of a termination for Good Reason. Notices to the Bank shall be addressed and delivered to the Bank’s corporate offices in Burr Ridge, Illinois or any successor location, to the attention of the Chief Executive Officer of the Bank, with copies of the notice concurrently delivered to the Executive Vice President of the Human Resources Division of the Bank

Notices to the Executive shall be sent to the address set forth below the Executive’s signature on this Agreement, or to such other address as Executive may hereafter designate in a written notice given to the Bank and its counsel.

8.	NON-SOLICITATION AND OTHER AGREEMENTS.

(a)    Non-Solicitation. Executive shall not, during the Term and the Non-Solicitation Period (as hereinafter defined), directly or indirectly, either as an individual for Executive’s own account, or as an employee, agent, independent contractor or consultant of or for any person or Legal Entity, or as an officer, director, stockholder, owner or member of any Legal Entity:

(1)    call upon or solicit for the purpose of obtaining Business from any person or Legal Entity that is a customer of the Bank for which the Executive had responsibility, or with which the Executive had business-related contact on behalf of the Bank or a Subsidiary, or about which the Executive had access to Protected Confidential Information or Proprietary Information (a “Protected Customer”) during the two (2) year period prior to the termination date of the Executive’s employment;

(2)    divert or take away from the Bank or a Subsidiary any existing Business between the Bank or a Subsidiary, and a Protected Customer;

(3)    call upon or solicit for the purpose of obtaining Business from any person or Legal Entity that directly or indirectly referred Business to the Bank or a Subsidiary, or with which the Executive had business-related contact, or about which the Executive had access to Proprietary Information (a “Protected Referral Source”), during the two (2) year period prior to the termination of Executive’s employment;

(4)    divert or take away from the Bank or a Subsidiary any existing Business between the Bank or a Subsidiary, and a Protected Referral Source;

(5)    solicit or induce any Protected Customer or Protected Referral Source to terminate or not renew or continue any Business with the Bank or any Subsidiary, or to terminate or not renew or continue any contractual relationship with the Bank or any Subsidiary;

(6)    solicit for hire, or assist or cause any person or Legal Entity with which Executive is affiliated or associated in soliciting for hire, any person employed by the Bank or a Subsidiary on the termination date of the Executive’s employment, with whom the Executive had responsibility, or with whom the Executive had business-related contact, or about whom the Executive had Proprietary Information (a “Protected Employee”);

(7)    solicit or induce any Protected Employee to terminate his or her employment with the Bank or any Subsidiary; or

(8)    attempt to do, or conspire with or aid and abet others in doing or attempting to do, any of the foregoing.

The term “Non-Solicitation Period” shall mean, except as provided in Section 8(f) below, the greater of (i) twelve (12) months or (ii) the period of time in which the Executive receives any payments or benefits under this Agreement subsequent to the termination date of the Executive’s employment. The Non-Solicitation Period shall be extended by the period of time, as limited by applicable law, in which the Executive is in material breach of any provision of this Section 8 of the Agreement and the Bank seeks injunctive or other equitable relief to enforce the Agreement.

(b)    Confidentiality. Executive recognizes and acknowledges that personal information and knowledge thereof regarding the customers of the Bank and its Subsidiaries are protected by state and federal law and the Privacy Principles of the Bank and its Subsidiaries, as amended from time to time (collectively, “Protected Customer Information”), and that customer lists, trade secrets, nonpublic financial information, and nonpublic past, present, planned or considered business activities of the Bank and its Affiliates and any plans for such business activities (collectively, “Proprietary Information”) are valuable, special and unique assets of the Bank.

(1)         Duty To Protect Confidential Information. Executive will not, during or after the Employment Period, disclose any Protected Customer Information or Proprietary Information or his knowledge thereof to any person or Legal Entity other than the Bank or any Subsidiary, or use any Protected Customer Information or Proprietary Information to the detriment of the Bank, any Subsidiary or any of their respective customers or employees, or for the benefit of himself, any person or any Legal Entity, for any reason or purpose whatsoever.

(2)         Permitted Disclosures. Notwithstanding the foregoing, Executive may: (i) disclose and use information that becomes publicly known through no wrongful act or omission of Executive, but only if the disclosure of such information is not restricted by any applicable state or federal laws or regulations and the information is not received from a person who was or is bound by an obligation not to disclose such information; (ii) disclose and use any financial, banking, business or economic principles, concepts or ideas that do not constitute Protected Customer Information or Proprietary Information; (iii) disclose any information regarding the business activities of the Bank or its Subsidiary to a governmental authority of competent jurisdiction pursuant to a formal written request made by such governmental authority or any applicable law or regulation; (iv) disclose any information required to be disclosed by Executive pursuant to an order or judicial process issued by a court of competent jurisdiction; and (v) make any legally protected or required disclosure to the Board; provided, however, that to the extent not prohibited by applicable state or federal law, Executive shall provide the Bank or the applicable Subsidiary with at least ten (10) days’ prior written notice of his intention to disclose information pursuant to subparagraph (iii) or (iv) of this Section 8(c).

(c)    Cooperation in Legal Proceedings. During the Employment Period and for a period equal to three (3) years from the effective date of the termination of Executive’s employment, Executive shall, upon reasonable notice, furnish such cooperation, information and assistance to the Bank as may reasonably be required by the Bank or any Subsidiary of the Bank in connection with any pending or threatened judicial, administrative or arbitration proceeding or any investigation that is based on events or circumstances in which Executive had personal knowledge or involvement and in which the Bank or any of its Subsidiaries is or may become a party or target, except for proceedings instituted against Executive by the Bank or any governmental or regulatory authority, or proceedings instituted by Executive against the Bank to enforce the terms of this Agreement or any other duties or obligations of the Bank to Executive. The Bank, or if applicable, its Subsidiary, shall reimburse Executive for all reasonable costs and expenses incurred by Executive in providing such cooperation, information and assistance. Unless Executive’s appearance is compelled by a court order or other legal process, Executive shall not be obligated to devote more than two (2) days per calendar month in fulfilling his obligations under this Section 8(d), and the Bank or its Subsidiary shall make reasonable accommodations to avoid interfering with any duties that Executive may then have to any client or other employer.

Notwithstanding anything to the contrary in this Section 8(d) or this Agreement, while Executive will be encouraged to voluntarily provide sworn testimony where appropriate. Executive shall have no duty to provide sworn testimony in any judicial, arbitration or discovery proceeding except as may be required by any rule of procedure, subpoena or judicial process applicable to or enforceable against Executive, and in no case shall Executive be required to provide any testimony that, in the judgment of Executive, might or could expose him to civil liability or compromise his privilege against self-incrimination. Any testimony given by Executive in such a proceeding shall be truthful, but in no event shall the content of any testimony given by Executive in such a proceeding constitute a breach of this Section 8(d) or any other provision of this Agreement. Executive may condition his providing of assistance and testimony hereunder on his receipt of an undertaking from the Bank that it will indemnify him for such actions to the fullest extent permitted by applicable law.

(d)    Remedies. Executive and the Bank stipulate that irreparable injury will result to the Bank and its Subsidiaries and their business and property in the event of Executive’s violation of any provision of this Section 8, and agree that, in the event of any such violation by Executive, the Bank, and if applicable, its Subsidiaries, will be entitled, in addition to any other rights, remedies and money damages that may then be available, to injunctive relief to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons or Legal Entities acting for, under the direction or control of or in concert with Executive, and to such other equitable remedies as may then be available.

Nothing herein will be construed as prohibiting the Bank or any Subsidiary from pursuing any other remedies available to the Bank or such Subsidiary for such breach or threatened breach, including the recovery of money damages from Executive, or any other party.

(e)    Adjustment of Non-Solicitation Period. The Non-Solicitation Period shall be reduced to six (6) months, but only with respect to the restrictions set forth in Section 8(a)(1) and Section 8(a)(3) of this Agreement (and the prohibitions in Section 8(a)(8) against, aiding, abetting, inducing or conspiring with others to violate those restrictions), if the Bank terminates this Agreement Without Cause or Executive terminates this Agreement for Good Reason, provided that, in either case, Executive executes and delivers to the Bank a writing, acceptable in form and substance to the Bank, that releases and waives any and all obligations that the Bank may have under Section 6(c) or Section 6(e) of this Agreement after the expiration of such six (6) month Non-Solicitation Period.

9.	SOURCE OF FUNDS: ALLOCATION.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank; provided, however, that to the extent that any cash compensation payments and benefits provided for in this Agreement are paid to or received by Executive from Company, whether pursuant to the Company Agreement or otherwise, such cash compensation payments and benefits paid by Company shall be subtracted from any amounts due simultaneously to Executive under this Agreement. Payments due Executive pursuant to this Agreement and the Company Agreement shall be allocated in proportion to the services rendered and time expended on such activities by Executive as determined by Company and the Bank on a quarterly basis or as required by law.

10.	EFFECT ON PRIOR AGREEMENTS AND EXISTING PLANS.

This Agreement contains the entire understanding between the parties hereto with respect to Executive’s employment with the Bank, and supersedes the Initial Agreement, any prior offer of employment, employment letter or other agreements or understandings between the Bank and Executive, whether oral or written, with respect thereto, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind provided for in any Core Plan or any separate plan or program established for the benefit of Bank employees generally, or any separate plan or program established after the date of this Agreement for the specific benefit of Executive. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

11.	MODIFICATION AND WAIVER.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto and approved by the Bank; provided that in no circumstances may this Agreement be modified or amended if such modification or amendment would not be permitted under Code Section 409A. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived. Notwithstanding the foregoing, in the event that any provision or the implementation of any provision of this Agreement is finally determined to violate any applicable law, regulation or other regulatory requirement that is binding on the Bank, or to constitute an unsafe and unsound banking practice, Executive and the Bank agree to amend such provision to the extent necessary to remove or eliminate such violation or unsafe and unsound banking practice, and such provision shall then be applicable in the amended form.

12.	NO ATTACHMENT.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

13.	REQUIRED PROVISIONS.

In the event any of the foregoing provisions of this Agreement conflict with the provisions of this Section 13, this Section 13 shall prevail.

(a)    Bank Capital Limitations. Notwithstanding any other provisions of this Agreement and to the extent permitted under Code Section 409A:

(1)    in the event the Bank is not in compliance with its minimum capital requirements as established by applicable federal laws and regulations at the time any payment becomes due to Executive pursuant to Section 6 hereof, the Bank shall be entitled to defer such payment until such time as the Bank is in compliance with such minimum capital requirements; and

(2)    if the Bank is in compliance with such minimum capital requirements at the time any such payment becomes due, but the making of any such payment would cause the Bank’s capital to fall below such minimum capital requirements, the Bank shall be entitled to reduce the amount of such payment as necessary to enable the Bank to remain in compliance with such minimum capital requirements, subject to the Bank’s obligation to pay the amount of any such reductions (or any portion thereof) as soon as such amount can be paid without causing the Bank’s capital to fall below such minimum capital requirements.

(b)     Suspension; Temporary Removal. To the extent permitted by Code Section 409A, if Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank or an Affiliate by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (1) pay Executive all or part of the compensation withheld while the contract obligations were suspended; and (2) reinstate (in whole or in part) any of the obligations which were suspended.

(c)     Removal; Prohibition. If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank or an Affiliate by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12U.S.C. Section 181 8(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)     Bank in Default. If the Bank is in default as defined in Section 3(x)(l) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(l), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)     Regulatory Termination. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the institution: (1) by the Comptroller of the Currency (or his designee) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c); or (2) by the Comptroller of the Currency (or his designee) at the time the Comptroller (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)     Certain Payments. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and 12 C.F.R. §7.2014.

(g)    Section 280G Limitation. Notwithstanding any other provisions of this Agreement, in no event shall the aggregate payments or benefits to be made or afforded to Executive pursuant to Section 6 of this Agreement, together with any other amounts and the value of benefits received or to be received by the Executive in connection with a change in control, constitute an “excess parachute payment” under Section 280G of the Code. In order to avoid such a result, such aggregate payments or benefits will be reduced, if necessary, to a lesser amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount” as determined in accordance with said Section 280G. The foregoing limitations are not intended in any way to limit the payments or benefits that Executive may be or become entitled to under the terms of the Company Agreement.

14.	WITHHOLDING.

All payments required to be made to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank reasonably determines should be withheld pursuant to any applicable state or federal law or regulation.

15.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision that is not held invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect. Without limiting the foregoing, if any provisions of Section 8 of this Agreement are held to be unenforceable because of the scope, duration or area of applicability, the court making such determination shall have the power to modify such scope, duration or area of applicability, or all of them, and such provision shall then be applicable in the modified form.

16.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.	GOVERNING LAW.

The validity, interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Illinois, without regard or reference to any principles of conflicts of law of the State of Illinois, except to the extent that such internal laws are preempted by the laws of the United States or the regulations of the Comptroller of the Currency or any other agency of the United States.

18.	DISPUTE RESOLUTION.

(a)    Arbitration. Except for claims, cases or controversies based on or arising out of Section 8 of this Agreement (“Section 8 Claims”) and as otherwise prohibited by law, all claims, cases or controversies arising out of or in connection with either this Agreement, Executive’s employment with the Bank or the termination or cessation of such employment (collectively, “Employment Claims”), whether asserted against the Bank, a Subsidiary (as defined below), and/or an officer, director or employee of the Bank or an Affiliate, and whether based on this Agreement or existing or subsequently enacted or adopted statutory or common law doctrines, shall be finally settled by arbitration conducted by JAMS Mediation, Arbitration and ADR Services or a successor entity (“JAMS”) in Chicago, Illinois, in accordance with the then applicable Employment Arbitration Rules and Procedures of JAMS, or in the event JAMS or a successor in interest of JAMS no longer provides arbitration services, by the American Arbitration Association or a successor entity (the “AAA”) in accordance with its then applicable National Rules for the Resolution of Employment Disputes. The costs and fees imposed by JAMS or the AAA for conducting such arbitration shall be borne equally by Executive and the Bank unless the arbitrator determines otherwise. The award rendered by the arbitrator(s) shall be final and binding upon Executive, the Bank and any other parties to such proceeding, and may be entered and enforced as a judgment in any court of competent jurisdiction. The Employment Claims subject to arbitration hereunder shall include, but shall not be limited to, those arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the law of contract, the law of tort, and other claims under federal, state or local statutes, ordinances and rules or the common law. Executive and the Bank acknowledge that by agreeing to arbitration they are relinquishing all rights they have to sue each other for Employment Claims that do not constitute Section 8 Claims and any rights that they may have to a jury trial on Employment Claims that do not constitute Section 8 Claims.

(b)    Section 8 Claims. All Section 8 Claims shall be brought, commenced and maintained only in a state or federal court of competent jurisdiction situated in the County of Cook or the County of DuPage, State of Illinois. Executive and the Bank each hereby:

(1)    consents to the exercise of jurisdiction over his or its person and property by any court of competent jurisdiction situated in the County of Cook or the County of DuPage, State of Illinois for the enforcement of any claim, case or controversy based on or arising under Section 8 of this Agreement;

(2)    waives any and all personal or other rights to object to such jurisdiction for such purposes; and

(3)    waives any objection which it may have to the laying of venue of any such action, suit or proceeding in any such court.

19.	INDEMNIFICATION AND INSURANCE.

(a)    General. The Bank shall, subject to the conditions and findings set forth in 12 C.F.R. §7.2014, indemnify Executive, and shall promptly pay to Executive, in advance of the final disposition of Proceeding to which Executive is a Party by reason of his service in his Official Capacity, the reasonable Expenses incurred by Executive in such Proceeding, in each case to the maximum extent permitted or required by Maryland law as in effect on the date hereof and as amended from time to time, including, without limitation, Section 2-418 of the Maryland General Corporation Law (the “MGCL”); provided that: (i) the Bank shall not be obligated to pay or advance any amounts otherwise indemnifiable or payable hereunder if and to the extent that Executive has otherwise actually received such payment or advance under any insurance policy or any other contract or agreement to which Executive is a Party, including, without limitation, the Company Agreement or any directors’ and officers’ liability insurance policy maintained by the Bank or any affiliate of the Bank; and (ii) the Bank shall only pay and advance Expenses under procedures permitted or required by applicable law. For the purposes of this Section 19, the terms “Expenses,” “Official Capacity,” “Party” and “Proceeding” shall have the meanings provided in Section 2-418 of the MGCL, as in effect on the date hereof.

(b)    Successful Defense of Claims. If a claim for indemnification under this Section 19 is based on Executive’s successful defense of a Proceeding, Executive shall be deemed to have been successful in the defense of a claim, issue or matter asserted in such Proceeding if it is dismissed pursuant to a settlement agreement that is approved by the Bank in writing, or if such claim, issue or matter is otherwise dismissed, on the merits or otherwise, with or without prejudice. If Executive is successful in the defense of one or more but less than all claims, issues or matters asserted or arising in a Proceeding, the Bank shall indemnify Executive for all Expenses actually and reasonably incurred by Executive or on his behalf in connection with each claim, issue or matter that Executive has successfully defended. In such event, Expenses shall be allocated on a reasonable and proportionate basis among the claims, issues and matters that have been successfully defended, and among any that have not been successfully defended.

(c)    Procedures. To seek indemnification or the advance of Expenses hereunder, Executive shall submit to the Chairman of the Human Resources Committee of the Bank and the Chief Executive Officer of the Bank a written request therefor, which shall:

(1)    describe with reasonable particularity the claim that has been made or threatened against Executive and the reasons why Executive believes that it is lawful and appropriate for the Bank to indemnify and/or pay, advance or reimburse Expenses to Executive in connection therewith; and

(2)    contain or include such documentation and information as is reasonably available to Executive and is reasonably necessary to enable the Board of Directors or a committee thereof, or if applicable, special legal counsel to the Board of Directors, to determine whether to approve, deny or otherwise respond to such request. Such determination shall be made and communicated to Executive in writing as soon as reasonably practicable, but in no case more than thirty (30) days of the Bank’s receipt of Executive’s request. In any Proceeding commenced to enforce Executive’s entitlement to indemnification or the advance of Expenses, the Bank shall have the burden of proving that Executive is not entitled to indemnification or the advance of Expenses, as the case may be. All other procedures with respect to indemnification and the payment, advancement or reimbursement of Expenses in connection with a Proceeding to which Executive is a Party by reason of his service in his Official Capacity shall be as provided in the Bank’s charter or bylaws and Maryland law.

(d)    Survival of Rights and Benefits. The rights and benefits provided to Executive under this Section 19 shall survive the termination or expiration of this Agreement and shall not be deemed to be exclusive of any other rights or benefits to which Executive may at any time be entitled under Maryland law or any other applicable law, the charter or bylaws of the Bank, or any other agreement to which Executive is a Party. No amendment, alteration or repeal of any applicable Maryland law or any provision of the charter or bylaws of the Bank shall:

(1)    have the effect of reducing, limiting or restricting the rights and benefits that were available to Executive under this Section 19 based on such law or provision as in effect on the date hereof; or

(2)    limit or restrict any right of or benefit to Executive hereunder in respect of any action taken or omitted by Executive in his official capacity prior to such amendment, alteration or repeal.

(e)    Regulatory Compliance. Any payments made to Executive pursuant to this Section 19 shall be subject to and conditioned upon compliance with the applicable provisions of 12 U.S.C. §1828(k), 12 C.F.R. Part 359 and 12 C.F.R. §7.2014.

20.	COSTS AND LEGAL FEES.

(a)    Payment to Executive. Except as provided in Section 18(a) hereof, in the event any dispute or controversy arising under or in connection with any provision of this Agreement other than Section 8 hereof is resolved on the merits in favor of Executive pursuant to an arbitration award or final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), the Bank shall be obligated to pay Executive, within thirty (30) days after the date on which such judgment becomes final and not subject to further appeal, all reasonable costs and legal fees paid or incurred by Executive in connection with such dispute or controversy.

(b)    Payment to Bank. Except as provided in Section 18(a) hereof, in the event any dispute or controversy arising under or in connection with Section 8 of this Agreement is resolved on the merits in favor of the Bank pursuant to an arbitration award or final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), Executive shall be obligated to pay the Bank, within thirty (30) days after the date on which such judgment becomes final and not subject to further appeal, all reasonable costs and legal fees paid or incurred by the Bank in connection with such dispute or controversy.

21.	NO CONFLICTS.

Executive has heretofore advised the Bank and hereby represents that the execution and delivery of this Agreement and the performance of the obligations hereunder do not and will not conflict with, or result in any default, violation or breach of any contract or agreement to which Executive is a party, or of any legal duty of Executive.

22.	SURVIVAL.

The rights and obligations of Executive and the Bank under Sections 6, 8, 13, 17, 18, 19 and 20 of this Agreement shall survive the termination of Executive’s employment and the termination or expiration of this Agreement. All other rights and obligations of Executive and the Bank shall survive the termination or expiration of this Agreement only to the extent that they expressly contemplate future performance and remain unperformed.

23.	SUCCESSORS AND ASSIGNS.

(a)    Continuing Rights and Obligations. This Agreement shall be binding upon, and inure to the benefit of Executive and his heirs, executors, administrators and assigns, and the Bank and its successors and assigns. The Bank shall require any of its successors or assigns, whether resulting from a purchase, merger, consolidation, reorganization, conversion or a transfer of all or substantially all of its business or assets, to expressly and unconditionally to assume and agree to perform its obligations under this Agreement, in the same manner and to the same extent that it would be required to perform such obligations if no such succession or assignment had occurred.

(b)    Payments to Estate or Trust. Any amounts due Executive hereunder shall be paid to Executive’s estate in the event of Executive’s death except as expressly provided herein; provided that, notwithstanding the foregoing. Executive may, in his discretion, provide for the payment of some or all of such amounts to a trust established by Executive. In the event that Executive desires that such amounts be paid to a trust. Executive shall notify the Bank of such intention in writing and comply with any requirements of applicable law.

24.	CODE SECTION 409A

(a)    Code Section 409A Compliance Principles. It is intended that the Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree to amend the Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Code Section 409A.

(b)    Separation from Service. Notwithstanding anything else in this Agreement to the contrary, all payments due to the Executive pursuant to this Agreement are eligible for payment upon the Executive’s Separation of Service within the meaning of Section 409A of the Code. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation 1.409A-1(h)(ii).

(c)     Specified Employee Time Restriction. Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder), then solely to the extent necessary to avoid penalties under Code Section 409A, no payments due to the Executive pursuant to Section 6(c)(2) or Section 6(e)(1) (excluding the amounts determined by reference to Section 6(c)(1)) under this Agreement, shall be made during the first six (6) months following Executive’s Separation from Service. All payments referenced in this Section 24(c) which would otherwise be paid to Executive at the beginning of or during the six (6) month period following the Executive’s Separation from Service shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service with all such delayed payments being credited with interest at the Wall Street Journal Prime Rate in effect on the first day of the six (6) month period following the Executive’s Separation from Service, compounded monthly. All subsequent payments shall be paid in the manner specified in this Agreement.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, BankFinancial, National Association has caused this Agreement to be executed by its duly authorized officers and directors, and Executive has signed this Agreement as of this 3rd day of May, 2022.

BANKFINANCIAL, NATIONAL ASSOCIATION	EXECUTIVE

/s/ F. Morgan Gasior	/s/ Paul A. Cloutier
By: F. Morgan Gasior	Paul A. Cloutier

Its: Chief Executive Officer